Exhibit 99.2

Modular Medical Announces Pricing of $10 Million Public Offering

San Diego, CA / February 15, 2024 -- Modular Medical, Inc. (Nasdaq: MODD) (“Modular Medical” or the “Company”), a development stage insulin delivery technology company seeking to launch the next generation of easy to use and affordable insulin pump technology, today announced that it has priced its underwritten public offering (the “offering”) of 9,090,910 shares of its common stock, led by Manchester Explorer, L.P., which is managed by Jeb Besser, Modular Medical’s Chief Executive Officer, and Morgan Frank, a member of the Company’s board of directors, and other existing institutional investors. The shares of common stock are being sold at a price to the public of $1.10 per share. In addition, Modular Medical has granted the underwriter a 30-day option to purchase up to 1,321,989 additional shares of its common stock.

Titan Partners Group, a division of American Capital Partners, is acting as sole book-running manager for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $10 million, before deducting underwriting discounts, commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund operations and for working capital and general corporate purposes, including capital expenditures. The offering is expected to close on or about February 21, 2024, subject to the satisfaction of customary closing conditions.

The securities described above were offered by Modular Medical pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-264193) previously filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2022, as amended on April 15, 2022, and declared effective by the SEC on April 19, 2022. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, New York 10007, by phone at (929) 833-1246 or by email at info@titanpartnersgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Modular Medical

Modular Medical, Inc. (Nasdaq: MODD) is a development-stage medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the Company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Our mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding Modular Medical, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statements contained in this press release, including the expected closing date of the offering and the expected use of proceeds. These factors include, but are not limited to, whether Modular Medical can successfully develop its proprietary technologies, whether the market will accept Modular Medical’s products and services, whether the Company will be issued additional patents for its proprietary technology, Modular Medical’s ability to obtain regulatory clearance for its MODD1 product, anticipated consumer demand for its products, whether Modular Medical can successfully manufacture its products at high volumes, general economic, industry or political conditions in the United States or internationally as well as other risk factors and business considerations described in Modular Medical’s SEC filings, including its annual report on Form 10-K. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent Modular Medical’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. Modular Medical assumes no obligation to update these forward-looking statements, except as required by law.

Contact Information

Jeb Besser

Chief Executive Officer

Modular Medical, Inc.

+1 (617) 399-1741

IR@modular-medical.com